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[LOGO] PHOENIX                    Karen A. Peddle, Director
                                  Life & Annuity, SEC Compliance
                                  One American Row, Hartford, CT 06102-5056
                                  (860) 403-5134
                                  Fax: (860) 403-5296
                                  Toll Free: 1-800-349-9267
                                             Email: karen.peddle@phoenixwm.com

                                                              December 23, 2008

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Phoenix Life Variable Universal Life Account
    Phoenix Life Insurance Company
    File Nos. 333-149636 and 811-04721, SEC Accession No.0001193125-08-258082
    Request for Withdrawal of Form RW

Dear Sir or Madam:

Phoenix Life Insurance Company hereby respectfully requests the withdrawal of Form RW filed on its behalf on December 22, 2008 for Registration Statement on Form N-6, File Nos. 333-149636 and 811-04721 . The Form RW was inadvertently filed in error.

We appreciate your assistance in this matter. If you have any questions regarding this matter, please contact the undersigned at (860) 403-5134.

Very truly yours,

/s/ Karen A. Peddle
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Karen A. Peddle